Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MOBIV ACQUISITION CORP

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

ARTICLE I.

The name of the Company is Mobiv Acquisition Corp (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV.

The name and mailing address of the incorporator are as follows:

Anne Mitzelfelt 420 Main St., Suite 101B Boise, ID 83702

ARTICLE V.

The total number of shares of stock that the Company shall have authority to issue is 111,000,000, consisting of 100,000,000 shares of Class A common stock, $0.000001 par value per share; 10,000,000 shares of Class B common stock, $0.000001 par value per share (the “Common Stock”) and 1,000,000 shares of preferred stock, $0.000001 par value per share.

No stockholder of the Company shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Company, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Company now or hereafter authorized.

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The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VII.

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VIII.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

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Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Company is authorized to provide indemnification of agents for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by law.

ARTICLE IX.

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

* * *

I, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on January 7, 2022.

/s/ Anne Mitzelfelt
Anne Mitzelfelt
Incorporator

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